Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED JUNE 20, 2018

CONFERENCE CALL TRANSCRIPT

JUNE 23, 2018 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express, Inc. doing business as a 1-800-PetMeds conference call to review the financial results for the first fiscal quarter ended on June 30, 2018. At the request of the company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America’s largest pet pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats directly to the consumer. 1-800-PetMeds markets its products through national advertising campaigns, which direct consumers to order by phone or on the Internet, and aimed to increase the recognition of PetMed family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time, I would like to turn the call over to the company’s Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only until the question-and-answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now, let me introduce today’s speaker, Mendo Akdag, the President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome everyone and thank you for joining us. Today, we will review the highlights of our financial results. We’ll compare our first fiscal quarter ended on June 30, 2018 to last year’s quarter ended on June 30, 2017. For the first fiscal quarter ended on June 30, 2018, sales were $87.4 million compared to sales of $79.7 million for the same period the prior year, an increase of 10%. The increase in sales was due to increases in new order and reorder sales. Our average order value was approximately $90 for the quarter compared to $87 for the same quarter of last year.

For the first fiscal quarter, net income was $12.6 million or $0.62 diluted per share compared to $9.3 million or $0.45 diluted per share for the same quarter last year, an increase to net income of 36%. In addition to increased sales, the Tax Reform Act of 2017 helped boost our earnings. New order sales increased by 4.6% to $15.9 million for the quarter compared to $15.2 million for the same quarter the prior year. Reorder sales increased by 11% to $71.5 million for the quarter compared to reorder sales of $64.5 million for the same quarter last year.

We acquire approximately 169,000 new customers in our first fiscal quarter similar to the same period the prior year. Approximately 85% of our sales were generated on our website for the quarter, compared to 84% for the same period last year, which resulted in a 12% increase in our online sales for the quarter. The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off-seasons.

For the first fiscal quarter, our gross profit as a percent of sales was 34.3% compared to 34.5% for the same period a year ago. The slight decrease was due to additional discounts given to customers to increase sales, which resulted in a $2.5 million increase in gross profit for the quarter.

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Our general and administrative expenses as a percent of sales was relatively flat at 7.9% compared to 7.8% for the same period last year. We spent $6.7 million in advertising for the quarter compared to $6.3 million for the same quarter the prior year, an increase of 6.6%. The advertising cost of acquiring a customer was approximately $40 compared to $37 for the same quarter a year ago. The increase was due to increases in advertising costs. We had $94.6 million in cash and cash equivalents and $25.0 million in inventory with no debt as of June 30, 2018. Net cash from operations for the quarter was $22 million compared to $13.9 million for the same period last year. The majority of the increase was due to increases in payables and net income. This ends the financial review. Operator, we’re ready to take questions.

Coordinator:

Thank you. We will now begin the question-and-answer session. If you would like to ask a question please press star followed by the number one. Please ensure your phone is unmuted and clearly record your name when prompted. To withdraw your question please press star followed by the number two. One moment, please, for the first question. Our first question comes from Kevin Ellich from Craig Hallum. Sir your line is open.

Kevin Ellich:

Thanks and good morning. Hey, Mendo, thanks for the comment on gross margins, which we were a little caught off guard that it was down versus up this year. Are you seeing any changes in buying patterns for, you know, the newer and next generation products that you called out in the past like oral flea and tick medications or is that still going strong? And could you give us any detail or color behind that?

Mendo Akdag:	That is still going strong. The market was more competitive. So we've given additional discounts to customers to stimulate sales.

Kevin Ellich:	And when you say the market’s more competitive, are you talking about more competitive from online competitors or is it really, you know, brick and mortar or just in general?

Mendo Akdag:	More online, more smaller players have reduced their prices significantly. So we're comfortable currently with our current pricing. We're competitive.

Kevin Ellich:	Okay. And you know, with that increased competition, are you still offering discounts? And do you plan to continue to offer those, you know, going forward?

Mendo Akdag:	I mean, the market condition is going to dictate that. Probably, we will.

Kevin Ellich:

Okay, got it. And then, you know, I guess, maybe that explains, you know, when we look at the revenue, which was, you know, up nicely with reorder sales up strong, 11%, new order sales of 4.6% was a little lower than expected. Is that, you know, obviously, you had a tough comp from last year, but is that really due to the competitive landscape?

Mendo Akdag:

The cost is up, so advertising cost is up. That’s the main reason for the acquisition cost increase. And as far as gross profits are concerned, we're more focused on gross profit dollars, which were up $2.5 million compared to the last quarter.

Kevin Ellich:	Okay. And then with advertising cost up in that $40 new customer acquisition cost, is that, you know, should we continue to think it's going to be $40 or in that range for the rest of the year?

Mendo Akdag:	Probably, that would probably be a good assumption.

Kevin Ellich:

Okay. And then one more for you before I flip to Bruce, cash, obviously, you have a lot of cash now on the balance sheet, which is in building and you increased the dividend nicely, other thoughts on, you know, using that cash and, you know, your capital allocation strategy?

Mendo Akdag:	We don’t have any specific plans at this time. As you know, we pay dividends and we increased the dividend by 2 cents.

Kevin Ellich:

Got you. And then Bruce really quickly, the cash flow was strong, up, you know, $22 million, noticed accounts payable was $5.9 million source of cash. Is that just timing on when some bills are paid? Or I guess how should we think about changes in working capital?

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Bruce Rosenbloom:

Yes, that’s probably right. I mean, you know, obviously, payables is pretty much made up predominantly both the suppliers and advertising suppliers as well. Yes, it’s more timing than anything, but I think that’s something that will be somewhat consistent that payables number should be somewhat consistent moving forward.

Kevin Ellich:	Sounds good. Thanks, guys.

Mendo Akdag:	You're welcome.

Coordinator:	Thank you. Our next question comes from Erin Wright from Credit Suisse. Ma'am your line is open.

Erin Wright:

Great. Thanks. I guess, can you provide an update on your distributor relationships? How much of your prescription product is going through the gray-market channel versus what you are sourcing today, if any, from -- direct from manufacturers, I guess on both the prescription and over-the-counter products as well? Thanks.

Mendo Akdag:

We really don’t have anything to add to what we've disclose in our 10-K. I suggest you look at our 10-K. Our vendor relationships are proprietary and confidential, and I am not at liberty to discuss it.

Erin Wright:

Great. Thanks. Well, that’s fair. I guess, from a profit perspective, it seems like you’re starting to lap, I guess, some of the benefits from the higher margin parasiticide products, I guess. How should we think about that quarterly progression of the gross margin trend? And are there any new products that could be offsetting on the horizon that you are seeing? Thanks.

Mendo Akdag:	The shift to new generation medications are continuing. It’s just the market is now more competitive. New generation medications have become more competitive.

Erin Wright:

Okay. Great, and then, I guess, can you speak to kind of your advertising strategy, any change there? And then also on the capital deployment -- from a capital deployment perspective, are you seeing anything in terms of -- or do you anticipate any sort of changes to your strategy at all? Do you see anything on the horizon from an M&A perspective? Thanks.

Mendo Akdag:

Advertising was fairly similar to last year. We have not made any changes other than spend more. As far as capital is concerned, we do look at acquisition opportunities during normal course of business. If something pops up that makes sense, obviously, we will do it. And that’s why also we like to keep some cash on hand.

Erin Wright:	Okay great. Thank you.

Mendo Akdag:	You're welcome.

Coordinator:

Once again, participants, if you’d like to ask a question please press star followed by the number one and make sure to unmute your phone and record your name. To cancel your question please press star followed by the number two. Our next question comes from David Westenberg from CL King. Sir, your line is open.

David Westenberg:

Hey, thanks for taking the question. So most of mine have already been asked here, but can you just maybe give us a little bit more color on the flea and tick season? Some of the manufacturers plus some of your -- some of brick and mortar guys talked about flea and tick being -- having kind of a slow start to the season. Are you seeing it pick up? And if so, do you see any buying, you know, maybe lags or maybe buying opportunities for flea and tick products from consumers that maybe didn’t get it in Q1 or most people’s March quarter?

Mendo Akdag:	We would agree that it was a slow start, probably started picking up late, last week of April. And, you know, May and June was pretty good so...

David Westenberg:	But I guess there’s no, you know, no anticipated effect that that slow start would have on maybe the subsequent quarters? I mean, like buying pickup or order…

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Mendo Akdag:	We had, you know, our growth was single-digit in the March quarter. The reason was because it was a slow start.

David Westenberg:	Got it. Okay. Thank you very much.

Coordinator:	Thank you. At this time no questions over the phone. Mr. Akdag, please proceed.

Bruce Rosenbloom:	Actually, could you go back to, was one more question from Anthony Lebiedzinski if you could queue him in?

Coordinator:	Absolutely. Our next question comes from Anthony Lebiedzinski from Sidoti & Company. Sir, your line is open.

Anthony Lebiedzinski:

Yes, good morning, Bruce and Mendo. So just wanted to follow-up, so as far as a slow start to the flea and tick season, I assume this is because of the weather being somewhat unfavorable. Is that the case?

Mendo Akdag:	That is correct. Yes.

Anthony Lebiedzinski:

Right. Okay. So when I look at your new order sales trends, it did improve sequentially from the March quarter when you were down close to 6% in new order sales to up now close to 5%. Did you guys do anything differently as far as targeting new customers or just kind of more of the same strategy?

Mendo Akdag:	More of the same and we have given additional discounts to stimulate sales.

Anthony Lebiedzinski:	Got it. And is this a strategy you still want to continue with?

Mendo Akdag:	If the market conditions require it, yes.

Anthony Lebiedzinski:	Okay. So you can be nimble as far as how you adjust your pricing and your strategy, I assume, right?

Mendo Akdag:	That is correct. Yes.

Anthony Lebiedzinski:	Okay. And as far as the AOV increase from a year ago, this is another quarter that we saw a nice improvement there. And can you just explain what’s driving that and your expectation going forward?

Mendo Akdag:	The shift to new generation medications continued in the June quarter.

Anthony Lebiedzinski:	And as far as where we are in that, as far as, where do you think we are as far as the progression or adoption of these next generation medications by the end consumers?

Mendo Akdag:	It’s continuing. It will probably continue for, my guess, would be for another year.

Anthony Lebiedzinski:	Okay. Thank you.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. As of now we don’t have any questions over the phone. Mr. Mendo Akdag, please proceed.

Mendo Akdag:

Thank you. In fiscal 2019, we’re focusing on continuing to increase sales and further improve our service levels. This wraps up today’s conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:	Thank you so much, participants. That concludes today’s conference call. Thank you all for joining. You may now disconnect.

END

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